Exhibit 3.4

EXECUTION VERSION

OPERATING AGREEMENT OF

REG-UB PROPERTIES, LLC

This Operating Agreement (this “Agreement”) of REG-UB PROPERTIES, LLC, a Maryland limited liability company (the “Company”), effective as of August 18, 2023, is entered into by Hercules Merger Sub, LLC, a Florida limited liability company (the “Member”), the sole member of the Company.

WHEREAS, the Company was formed as a limited liability company on August 18, 2023 by the filing of articles of organization (the “Articles”) with the Maryland State Department of Assessments & Taxation (the “SDAT”) pursuant to and in accordance with the Maryland Limited Liability Company Act, as amended from time to time (the “Act”); and

WHEREAS, the Member desires to enter into this Agreement to set forth the terms and conditions of the ownership, management and operation of the Company.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member, intending to be legally bound, hereby agrees as follows:

1.	Name. The name of the Company is REG-UB Properties, LLC.

2.

Business and Powers. The business of the Company is to engage in any lawful act or activity permitted by the Act. The Company may exercise all of the powers and privileges necessary or convenient to carry out the purposes for which it is organized, including the powers granted by the Act, by any other law or by this Agreement.

3.

Principal Office and Resident Agent. The initial principal office of the Company in the State of Maryland is c/o United Agent Group Inc. 2 Wisconsin Circle #700, Chevy Chase, MD 20815. The name of the Company’s resident agent is United Agent Group Inc. The street address of the Company’s resident agent for service of process in the State of Maryland is 2 Wisconsin Circle #700, Chevy Chase MD 20815.

4.	Members.

a.

Membership Interests. The capital structure of the Company shall consist of one class of membership interests. As of the date hereof, there are 100 membership interests of the Company issued and outstanding.

b.	Initial Member. The Member owns one hundred percent of the issued and outstanding membership interests in the Company. The name and business address of the Member are as follows:

Hercules Merger Sub, LLC

One Independent Drive, Suite 114

Jacksonville, Florida 32202

c.	No Certificates of Membership Interest. The Company will not issue any certificates to evidence ownership of membership interests unless otherwise determined by the Member.

d.

Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Before the admission of any such additional members to the Company, the Member shall either adopt a new operating agreement or amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

5.	Management.

a.

Management by Member. The business and affairs of the Company shall be managed by and under the direction of the Member. To the extent of its powers set forth in this Agreement, the Member is an agent of the Company for the purpose of the Company’s business, and the actions of the Member taken in accordance with such powers set forth in this Agreement shall bind the Company.

b.

Officers. The Member may from time to time elect such other officers (the “Officers”) with such titles, powers and duties as it shall deem necessary or desirable. An individual may hold more than one office. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Member, are agents of the Company for the purpose of the Company’s business, and the actions of the Officers taken in accordance with such powers shall bind the Company. The Member may delegate to any Officer any of the Member’s powers under this Agreement, including, without limitation, the power to bind the Company. Any delegation pursuant to this Section 5(b) may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member.

6.	Distributions. Distributions of cash or other assets of the Company will be made at times and in amounts as the Member may determine.

7.

Capital Contributions. The Member may make capital contributions to the Company in such amounts and at such times as the Member may deem appropriate; provided, that absent such determination, the Member is under no obligation whatsoever, express or implied, to make any such contribution or loan to the Company

8.

Tax Treatment. As long as the Company has only one member, it is the intention of the Member and the Company that the Company be treated as a disregarded entity for U.S. federal and all relevant state and local tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes. All provisions of the Articles and this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity. The Member and the Company shall timely make any and all necessary elections and filings for the Company to be treated as a disregarded entity for U.S. federal and all relevant state and local tax purposes. All items of income, gain, loss, deduction, and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state and local income tax purposes as items of income, gain, loss, deduction, and credit of the Member.

9.

Limitation on Liability. Except as specifically required by the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely debts, obligations, and liabilities of the Company, and no Member or Officer of the Company shall be personally liable for any such debt, obligation, or liability of the Company solely by reason of being a Member or Officer of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for making a Member or Officer responsible for the liabilities of the Company. No Member or Officer of the Company shall be liable to the Company, any member or manager of the Company, any assignee of any interest in the Company or any creditor of the Company as a result of any actions or omissions taken or omitted in connection with providing services to the Company or the performance of such Member’s or Officer’s duties to the Company under this Agreement or at law, or by reason of any action or omission taken or omitted by such Member or Officer on behalf of the Company.

10.

Right to Indemnification. Each person or entity who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he, she or it is or was a manager, Member, Officer or employee of the Company or, while a manager, Member or Officer of the Company, is or was serving at the request of the Company as a manager, Officer, employee or agent of another limited liability company or of a partnership, corporation, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a manager, Member, Officer or other employee or in any other capacity while serving as a manager, Member, Officer or employee, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act and Maryland law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a manager, Member, Officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, legal representatives, executors and administrators. The right to indemnification conferred in this Section 10 shall be a contract right and shall include the obligation of the Company to pay the expenses incurred in defending any such Proceeding in advance of its final disposition (an “Advance of Expenses”); provided, however, that in any case an Advance of Expenses incurred by an Indemnitee shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section 11 or otherwise. The Company may, by action of its Member, provide indemnification to agents of the Company with the same or lesser scope and effect as the foregoing indemnification of managers, Members, Officers and employees. Any manager, Member, Officer or employee of the Company serving (i) another limited liability company, partnership, corporation, joint venture, trust or other enterprise of which a majority of the equity interests entitled to vote in the election of its directors or the equivalent thereof is controlled by the Company, or (ii) any employee benefit plan of the Company or any entity referred to in clause (i), in any capacity shall be deemed to be doing so at the request of the Company.

11.

Dissolution and Liquidation. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the written consent of the Member; (ii) the entry of a decree of judicial dissolution; or (iii) any other event or circumstance giving rise to the dissolution of the Company under the Act, unless the Company’s existence is continued in accordance with the Act. Upon dissolution of the Company, the Company shall commence to wind up its affairs and the Member shall liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

12.

Limitation on Foreclosure. To the maximum extent permitted by the Act, notwithstanding any showing that distributions under a charging order upon any economic interest of the Company will not pay the amount owed to the creditor within a reasonable time, no membership interest in the Company shall be subject to foreclosure.

13.

Books, Records and Accounting. The Company shall cause to be entered in appropriate books, kept at the Company’s principal place of business, all transactions of or relating to the Company. All funds of the Company shall be deposited in the Company’s name in such checking, money market, or other account or accounts as the Member may from time to time designate; withdrawals shall be made therefrom on such signature or signatures as the Member shall determine. The fiscal year of the Company shall be the calendar year.

14.

Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland without regard to conflicts of law. In the event of any conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control.

15.

Binding Agreement. The covenants and agreements herein contained shall inure to the benefit of and be binding upon the parties hereto and their respective personal representatives, successors in interest and permitted assigns.

16.

Entire Agreement; Amendments. This Agreement contains the sole and entire agreement of the parties with respect to the subject matter hereof. This Agreement may be amended by the Member in any manner in the sole discretion of the Member.

17.

Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement, which are valid, enforceable and legal.

18.

No Third-Party Rights. Except as expressly provided herein, nothing in this Agreement shall be deemed to create any right in any person, firm or entity not a party hereto (other than the permitted successors and assigns of a party hereto) and this Agreement shall not be considered in any respect to be a contract in whole or in part for the benefit of any third-party (except as aforesaid).

- Signature page follows -

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the day and year first above written.

HERCULES MERGER SUB, LLC,
a Maryland Limited Liability Company
Sole Member and Manager

By:	Regency Centers Corporation,
a Florida Corporation
Its: Sole Member

By:	/s/ Michael R. Herman
Michael R. Herman
Senior Vice President, General
Counsel and Corporate Secretary

[Signature Page to the Operating Agreement of REG-UB Properties, LLC]